Exhibit 99.1

FOR IMMEDIATE RELEASE

Loews Corporation Agrees to Acquire Consolidated Container Company

April 11, 2017 – Loews Corporation (NYSE: L) today announced that it has entered into an agreement to acquire Consolidated Container Company (CCC), a leading rigid plastic packaging manufacturer based in Atlanta, GA, from Bain Capital Private Equity for approximately $1.2 billion, subject to customary purchase price adjustments. CCC will be a part of a newly-created segment called Loews Packaging Group.

“We have been analyzing the packaging industry for some time because it fits our key acquisition criteria: It is a fragmented industry that generates strong cash flows and we believe it is unlikely to be subject to major technological disruption,” said James Tisch, President and CEO of Loews.  “CCC is an outstanding company with a highly professional management team that can serve as a platform for growth, both organically and through acquisitions.”

CCC provides packaging solutions to stable end markets such as beverage, food, and household chemicals.  With a network of manufacturing locations across North America, CCC reliably provides quality products to its customers.

“I am extremely excited for CCC to become part of Loews,” said Sean R. Fallmann, President and CEO of CCC.  “I have every confidence that Loews will be an excellent partner for CCC as we continue to invest in differentiated capabilities to best serve our customers.  It remains our mission to be the packaging solutions provider of choice in North America.”

“Sean and the team at CCC have done a remarkable job building the business and creating a differentiated platform,” said Steven Barnes, a Managing Director at Bain Capital Private Equity. “We have enjoyed partnering with management in establishing a culture of safety and innovation and building a strong foundation based on differentiated operating and commercial capabilities. These advantages will continue to serve the company well under Loews’s ownership.”

The acquisition agreement is subject to customary closing conditions. The transaction is expected to close in the second quarter of 2017, and will be funded with approximately 50 percent cash-on-hand and 50 percent debt at CCC.
For more information on this announcement please visit: https://loews.com/filestore/april-2017-loewsnews.pdf

About Loews Corporation
Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline

FOR IMMEDIATE RELEASE

Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Co. For more information, please visit www.loews.com.

About Consolidated Container Company
CCC is a leading developer and manufacturer of rigid plastic packaging solutions in North America. CCC specializes in customized mid- and short-run packaging solutions, serving a diverse customer base in the household chemicals, food/nutraceuticals, industrial/specialty chemicals, water, and beverage/juice markets. CCC also operates a leading recycled and custom compounded post-consumer resin business, Envision Plastics. With 57 rigid plastic packaging manufacturing facilities, two recycled resins manufacturing facilities, and 2,300 employees, CCC has an integrated, nationwide network that consistently delivers reliable and cost-effective packaging and recycled resin solutions to meet the needs of a wide range of customers and markets. From its state-of-the-art Studio PKG, to the recycling technologies of Envision Plastics, to its experienced manufacturing teams across its network, CCC delivers high-performance, cost-effective solutions to meet even the most challenging applications.

About Bain Capital
Bain Capital Private Equity (www.baincapitalprivateequity.com) has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive since its founding in 1984.  Bain Capital’s team of more than 220 investment professionals creates value for its portfolio companies through its global platform and depth of expertise in key vertical industries, including industrials, consumer/retail, financial and business services, healthcare, and technology, media and telecommunications.  In addition to private equity, Bain Capital invests across asset classes including credit, public equity and venture capital, and leverages the firm’s shared platform to capture opportunities in strategic areas of focus.

Contact:
Mary Skafidas
Loews Corporation
212-521-2788

Walter Fowler
Loews Corporation
212-521-2276